SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 205490

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2023

MMEX RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-152608	26-1749145
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3600 Dickinson

Fort Stockton, Texas 79735

(Address of principal executive offices)

Registrant's telephone number, including area code: (855) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Securities registered pursuant to Section 12(b) of the Act: N/A

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company previously issued a convertible note dated February 25, 2023 (the “Sabby Note”) to Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), which also holds the Company’s Series B Preferred Stock and substantial warrants to purchase shares of the Company’s common stock. On May 26, 2023, the Company received notice that Sabby had filed a lawsuit in a New York Supreme Court, alleging breach of contract, fraud, and failure to maintain and deliver shares under the Sabby Note. Sabby is seeking monetary damages in an amount to be determined at trial, but not less than $226,875 plus interest and other damages under the Sabby Note, plus attorney’s fees and costs of the lawsuit. The Company has not been served with the lawsuit but will answer the complaint once served.

As a consequence of the Sabby Note acceleration, the Company’s obligations under other outstanding indebtedness may become accelerated pursuant to the event of default provisions thereunder. Some of these instruments are already past due and reflected as notes currently in default on the Company’s financial statements. As of the Company’s most recent Form 10-Q filing, the Company disclosed that its aggregate notes payable was in excess of approximately $1.8 million and that approximately $300,000 of such amount was in default.

The Company does not have the cash resources to repay the Sabby Note or its other outstanding indebtedness and there is no assurance that it will be able to obtain sufficient capital to do so. The Company has disclosed that its ability to continue as a going concern should be considered in light of the problems, expenses and complications frequently encountered by entrance into established and emerging markets and the competitive environment in which it operates.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Resources Corporation

Date: May 30, 2023	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and Chief Executive Officer

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